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Camflo International Inc.

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Suite 703- 938 Howe Street, Vancouver, BC  CANADA V6K 3L9

CAMFLO INTERNATIONAL INC.

NEWS RELEASE #2003-03

CFF

Shares Issued:

3,536,666

2003-06-18

CAMFLO ARRANGES $200,000 FINANCING

Camflo International Inc. (“the Company”) has arranged a Can $200,000 private placement.  The private placement is for 666,666 units, each unit consisting of one common share and one share purchase warrant at a price of Can $0.30 per unit.   The warrant is exercisable at $0.30 per share for a two year period.  The funds will to be used for the acquisition of the Alexander gas prospect (see June 16, 2003 release) and working capital purposes.

The private placement is subject to acceptance by the TSX Venture Exchange.

CAMFLO INTERNATIONAL INC.

(Alan Crawford), President

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release

_____________________________________________________________________________________

Camflo International Inc.

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Suite 703- 938 Howe Street, Vancouver, BC  CANADA V6K 3L9

Tel: 1-604-331-4417  Fax: 1-604-331-4466  email: alan@canadawired.com

August 11, 2003

NEWS RELEASE

Trading Symbol: TSX Venture Exchange "CFF"

Camflo International Inc (“the Company”) is pleased to announce Mr. Thomas Doyle’s election to the Board of Directors.  Mr. Doyle brings to the board extensive experience in public finance having been in the Canadian Securities Industry since 1983. Mr. Doyle became a registered investment adviser in Canada in 1984 and in the U.S. in 1995.  Re-elected to the Board was Alan Crawford, Robert Hewitt, and Greg Burnett.  At a Directors Meeting following the Annual General Meeting the Board appointed Mr. Doyle as Chief Executive Officer and President of the Company; and Alan Crawford, Chairman of the Board; and Andrea Regnier, Corporate Secretary.

ON BEHALF OF THE BOARD OF DIRECTORS

s/ "Alan Crawford"

Director

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release

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Camflo International Inc.

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Suite 703- 938 Howe Street, Vancouver, BC  CANADA V6K 3L9

CAMFLO INTERNATIONAL INC.

NEWS RELEASE #2003-07

CFF

Shares Issued:  3,536,666

2003-08-18

CAMFLO INCREASES AND AMENDS FINANCING TO $500,000

Further to its June 18th news release Camflo International Inc. (“the Company”) has increased and amended its previously announced $200,000 private placement as follows:  1,666,667 units, each unit consisting of one common share and one share purchase warrant at a price of Can $0.30 per unit for total proceeds of $500,000.   The warrant is exercisable at $0.30 per share for a one year period.  The funds are to be used for the acquisition of the Alexander gas prospect (see June 16, 2003 news release) and the acquisition of the recently announced Prairie River gas prospect (see August 8, 2003 news release) and working capital purposes.

The acquisition and private placement is subject to acceptance by the TSX Venture Exchange.

CAMFLO INTERNATIONAL INC.

(Alan Crawford), President

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release

________________________________________________________________________

Camflo International Inc.

________________________________________________________________________

Suite 703- 938 Howe Street, Vancouver, BC CANADA V6K 3L9 Ph: (604) 331-4417 Fax: (604) 331-4466

NEWS RELEASE #2003-09

Shares Issued: 4,536,666

PROJECT UPDATE

Vancouver, August 27, 2003 – Camflo International Inc. (TSX-V:CFF) (“the Company”) is pleased to provide the following update on progress that has been made in recent months on the Company’s projects. SNIPE LAKE

Pursuant to a Farm Out Agreement announced in News Release dated March 31, 2003, Camflo’s partners drilled and cased a gas well in March, 2003 at 3-28-69-17-W5. This well was drill stem tested in two cretaceous zones each flowing gas in excess of two million cubic feet per day. As a result of grouping an adjacent license with this well, Camflo and its partners earned 75 per cent of seven additional sections of land. Recent land sales in July 2003 and August 2003 have resulted in Camflo and its partners acquiring three additional sections of mineral rights from the Crown (for a land holding totaling 12 sections of land in the Snipe Lake prospect area). The farmors are currently funding the construction of a dry weather road to the 3-28 well and completion of this well will commence in September 2003. The farmors will fund the drilling of a 2,800 meter well to complete their earning on the farm-out lands in September 2003. Subsequent to the drilling of the deep test well, the partners expect to drill a third well on the newly  acquired lands. If completion and testing of these wells shows commercial quantities of hydrocarbon a pipeline will be constructed this fall with production expected to commence in the fourth quarter 2003 or the first quarter 2004.

ALEXANDER

Pursuant to a Farm Out Agreement announced in News Release dated June 16, 2003, Camflo has re-entered a well at 12-7. Upon favorable completion results, the Company expects production to commence at this well in October 2003. The Company also re-entered a well at 3-7. This well will be utilized as a water disposal well for other operations in the area. By drilling these wells the Company has earned its 35% interest in one section of land in the Alexander prospect and will participate in additional wells with its partners on a straight up basis. Subject to the commercial success of 12-7, the Company plans to drill step out wells on this prospect in fall 2003. The Company also has the option to earn 3 additional adjourning sections of land by drilling 2 wells which should commence 4th quarter of 2003.

PRAIRE RIVER

Pursuant to Farm Out Agreement announced in News Release dated August 8, 2003, the Company plans to acquire a 21.5% net working interest in the 15-16-69-16-W5 potential gas well that was drilled and cased in 2001. The Company plans to complete and tie -in this well to the nearby pipeline as soon as weather permits which is expected to be September 2003. This Company intends to undertake a subsequent seismic program on three sections of adjoining land this fall to decide whether or not to exercise its option to earn into these lands by drilling an additional well.

For further information, please contact Alan Crawford at 604-331-4417.

ON BEHALF OF THE BOARD OF DIRECTORS

/s/ "Alan Crawford"

Director

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Camflo International Inc.

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Suite 703- 938 Howe Street, Vancouver, BC  CANADA V6K 3L9

Ph:  (604) 331-4417  Fax: (604) 331-4466

NEWS RELEASE #2003-10

Shares Issued:  4,536,666

August 28, 2003

NEWS RELEASE

Financial Results and Operations for Second Quarter Ended June 30, 2003

The Company reports a net loss of Cdn $123,782 or $0.03 per share for the six months ended June 30, 2003.  The Company had no operating revenues but recognized interest income of $541 for the period.  There were no write-offs or write-downs during the period.

Administrative costs for the quarter increased from the preceding quarter of $32,820 to $48,029 this quarter.  The increase, in part, was due to an increase in filing documentation with regulatory authorities.  Travel and accommodation also increased this quarter as a result of Directors attending out of town meetings.

Financial Highlights

Six months ended June 30, 2003

	2003	2002

Expenses	(123,782)	(176,733)
Net (loss)	(123,782)	(169,784)
(Loss) per share	(0.03)	(0.12)

On Behalf of the Board

s/ “Alan Crawford”

_____________________________

Alan Crawford

Director

The TSX Venture Exchange has not reviewed and does not accept the responsibility for the accuracy or adequacy of this release

_____________________________________________________________________________________

Camflo International Inc.

_____________________________________________________________________________________

Suite 703- 938 Howe Street, Vancouver, BC  CANADA V6K 3L9

Ph:  (604) 331-4417  Fax: (604) 331-4466

NEWS RELEASE #2003-10

Shares Issued:  4,536,666

September 3, 2003

Camflo International Inc. announced today that incentive stock options for the purchase of up to 230,000 shares at a price of $0.30 per share exercisable on or before September 3, 2008 have been granted to Directors and/or Employees of the Company under the Company’s Stock Option Plan.

The options are subject to the review by the TSX Venture Exchange.

For further information, please contact Alan Crawford at 604-331-4417.

ON BEHALF OF THE BOARD OF DIRECTORS

s/ “Alan Crawford”

Director

The TSX Venture Exchange has not reviewed and does not accept the responsibility for the accuracy or adequacy of this release.

Camflo International Inc.

1205-789 West Pender Street.

Vancouver, B.C.

V6C 1H2

PRESS RELEASE

CAMFLO APPOINTS MCMANUS TO BOARD

Vancouver, September 4, 2003 – Camflo International Inc. (TSX-V:CFF) (“the Company”) is pleased to announce the appointment of Mr. J.G. (Jack) McManus to the board of directors of the Company. The Company has accepted the resignation of Mr. Robert Hewitt from the board, effective immediately, in conjunction with this appointment.

Mr. McManus, who resides in Calgary, Alberta, received a Bachelor of Science Degree in Geological Engineering from Michigan Technological University in 1958, and since then has had a lengthy and successful career in the Canadian oil and gas industry. His early career was spent as a consulting geologist involved in wellsite supervision, coordination of wellsite geological services, geological and engineering studies, and management of geological operations. In 1978, Mr. McManus was a co-founder of Zephyr Resources Ltd. and served as President and Chief Executive Officer of Zephyr until its amalgamation with Maynard Energy Inc. in 1983.  From 1984 through 1994, Mr. McManus served as a director and President of Vero Resources Ltd. From 1995 through 2001, Mr. McManus served as President and a director of Tuscany Resources Ltd. All three companies were Alberta based oil and gas companies. Since 2001, he has worked as a private consultant to the oil and gas industry.

The appointment of Mr. McManus to the board of directors represents another positive step in Camflo’s commitment to building a successful oil and gas company.

The board of directors of the Company is now comprised of Thomas A. Doyle – President and Chief Executive Officer, Alan Crawford – Chairman of the board, Jack McManus, and Greg Burnett.

For further information, please contact:

Tom Doyle at 604.685-9181

ON BEHALF OF THE BOARD OF DIRECTORS

“Tom Doyle”

Thomas A. Doyle

President, CEO

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release

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Camflo International Inc.

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Suite 1250- 789 West Pender Street, Vancouver, BC  CANADA V6C 1H2

Ph:  (604) 685-9181  Fax: (604) 685-9182

October 7, 2003

NEWS RELEASE #2003-12

Shares Issued and outstanding: 6,203,333

CAMFLO INTERNATIONAL CLOSES 1,666,667 UNIT PRIVATE PLACEMENT

Camflo International Inc. (TSX Venture Exchange symbol “CFF”) has closed the private placement previously announced on August 18, 2003.  The Company issued 1,666,667 units, each unit consisting of one common share and one share purchase warrant at a price of Can $0.30 per unit.  The Warrants are exercisable until October 7, 2004.  The shares have a hold period and may not be transferred until February 7, 2004.   The issued and outstanding share capital of the Company including this placement is

6,203,333.

CAMFLO INTERNATIONAL INC.

(Alan Crawford), Director

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release